Exhibit 10I
                      VALLEY FORGE LIFE INSURANCE COMPANY/
                          CONTINENTAL ASSURANCE COMPANY
                          REINSURANCE POOLING AGREEMENT


This Agreement, effective December 31, 1985 ("the Effective Date"), by and between Valley Forge Life Insurance Company of Reading, Pennsylvania (hereinafter "Valley") and Continental Assurance Company, Chicago, Illinois (hereinafter "Continental").

Whereas, the parties hereto desire to enter into a Reinsurance Pooling Agreement whereby certain insurance liabilities hereinafter identified resulting from all life and health insurance business previously written by the parties and to be written by them thereafter shall be pooled in order to obtain a more economical operation and more uniform results.

Now, therefore, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows:

Article I - Cession by Valley
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Valley shall cede to Continental  100% of the reserves,  net of any reinsurance, and 100% of the underwriting assets on all life and health insurance business currently in force in Valley on the Effective Date, and 100% of the written premium, expenses and claims thereafter (hereinafter "Net Valley Business").

Article II - Creation of Pool and Retrocession
- ----------------------------------------------
Continental  having reinsured 100% of the Net Valley  Business,  as set forth in
Article I, shall add thereto 100% of its life and accident and health business, net of reinsurance, currently in force and to be written by it after the Effective Date, specifically excluding'therefrom all of its separate account and participating business, which combined business shall constitute the CNA Life Insurance Pool (hereinafter "the Pool"). Continental shall concurrent with the cession by Valley retrocede to Valley 10% of the combined business in the Pool as its participation.

Article III - Assets and Liabilities at Inception
- -------------------------------------------------
Valley will cede and Continental will assume 100% of its insurance reserves and liabilities and its underwriting assets at the inception of this agreement. Continental will combine these with its insurance reserves and liabilities and its underwriting assets and will retrocede 10% of the pooled assets and liabilities to Valley.
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                                       -2-


Article IV - Original Conditions
- --------------------------------
This Agreement shall be subject in all respects to the same terms, rates, conditions, modifications, alterations, and cancellations of the respective policies of insurance of the parties hereto, the intent of this Agreement being that the parties should follow each other's fortune.

Article V - Errors and Omissions
- --------------------------------
The parties hereto shall not be prejudiced in any way by inadvertent errors or omissions, provided that such errors or omissions are corrected immediately upon discovery.

Article VI - Termination
- ------------------------
This Agreement may be terminated at any time by any of the parties by giving to the other at least ninety (90) days prior notice by registered mail. In the event of termination of this Agreement as provided above, each of the parties shall continue to participate in all liability coming within the terms of this Agreement during the termination notice period. Upon termination, Valley shall recapture in its own name all in-force business ceded hereunder to Continental, and Continental shall recapture its in-force business retroceded from the Pool to Valley.

Article VII - Delegation of Authority
- -------------------------------------
Both parties agree that all expenses connected with the insurance business of the parties hereto, including all expenses incurred in connection with the agencies of each of the companies such as commission to agents, taxes on premiums, fees for licensing.. advertising, and other expenses incurred in the conduct of the insurance business of the parties hereto shall be the liability of each, but may be paid by either on behalf of the other.

Both parties agree that either may settle and pay all losses and loss expenses of whatsoever name and nature on behalf of the other within the scope of this Agreement, and each shall be unconditionally bound by all settlements so made. In no case and under no pretext shall either refuse to pay their respective percentage of a loss after the other has paid or decided to pay the same.

Article VIII - Payments
- -----------------------
Continental shall furnish Valley, on business covered hereunder, as soon as practicable after the end of each calendar quarter, an account to which shall be credited net premiums written, less net expenses paid, less rate credits and retrospective
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                                      -3-

returns based on experience paid, and less net losses paid during the quarter in question and shall remit accordingly.

Article IX - Accounts and Reports
- ---------------------------------
In lieu of the parties hereto furnishing each other with bordereaux showing the particulars of all transactions hereunder, they shall furnish each other, as soon as practicable after the close of each calendar quarter, statistical data sufficient for the completion of Annual Statements.

Article X - Access to Records
- -----------------------------
The parties hereto agree that they may, upon request, inspect each other's books and all records and documents insofar as they may include or affect the business ceded under this Agreement.

Article XI - Insolvency
- -----------------------
In consideration of the continuing and reciprocal benefits that accrue hereunder to the assuming reinsurers, the assuming reinsurers hereby agree that, as to all reinsurance made, ceded, renewed, or otherwise becoming effective under this Agreement, the reinsurance shall be payable by the assuming reinsurer on the basis of the liability of the ceding insurer under contract or contracts reinsured without diminution because of the insolvency of the ceding insurer. Payments made by the assuming reinsurer shall Le made directly to the ceding insurer or its conservator, liquidator, receiver, or statutory successor, except
(a) where the Agreement specifically provides another payee of such reinsurance in the event of the insolvency of the ceding insurer, and (b) where the assuming reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the ceding insurer as direct obligations of the assuming reinsurer to the payees under such policies and in substitution for the obligations of the ceding insurer to such payees. The portion of any risk or obligation assumed by the reinsurers when such portion is ascertained, shall be payable on demand of the ceding insurer, at the same time as the ceding insurer shall pay its net retained portion of such risk or obligation, with reasonable provision for verification before payment. In the event of the insolvency of the ceding insurer, the conservator f liquidator, receiver, or statutory successor of such ceding insurer shall give written notice to the assuming reinsurer of the pendency of a claim against the insolvent ceding insurer on the policy or bond reinsured within a reasonable time after such claim is filed in the insolvency proceeding; that during the pendency of such'claim the assuming reinsurer may investigate such claim and interpose, at its own expenses, in the proceeding where such claim
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                                       -4-

is to be adjudicated, any defense or defenses which it may deem available to the ceding insurer or its conservator, liquidator, receiver, or statutory successor; that the expense thus incurred by the assuming reinsurer shall be chargeable, subject to court approval, against the insolvent ceding insurer as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the ceding insurer solely as a result of the defense undertaken by the assuming reinsurers

The reinsurance shall be payable, in the event of the insolvency of the ceding insurer, to its conservator, liquidator, receiver, or statutory successor immediately on demand, with reasonable provision for verification, on the basis of the claim or claims allowed against the insolvent ceding insurer by any court of competent jurisdiction or any justice or judge thereof, or by any conservator, liquidator, receiver, or statutory successor of the company having authority to determine and allow such claim, without diminution because of such insolvency or because such conservator, liquidator, receiver, or statutory successor has failed to pay all or a portion of any claim.

In Witness Whereof, the parties hereto have caused this Agreement to be executed by their respective officers this 31st day of December 1985




Valley Forge Life Insurance Company

By:
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Title:   Vice President

Continental Assurance Company



By:
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Title:      Vice  President